EXHIBIT 1

                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT

ITEM 1.   NAME AND ADDRESS OF COMPANY.

          Breakwater Resources Ltd.
          Suite 950
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE.

          April 30, 2004.

ITEM 3.   NEWS RELEASE.

          A news release was issued on April 30, 2004 through Canada NewsWire and subsequently filed on SEDAR.

ITEM 4.   SUMMARY OF MATERIAL CHANGE.

          Breakwater Resources Ltd. announced its financial and operating results for the interim period ended March 31, 2004.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE.

          Please see attached news release dated April 30, 2004.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102.

          Not applicable.

ITEM 7.   OMITTED INFORMATION.

          No material information was omitted from this material change report.

ITEM 8.   EXECUTIVE OFFICER

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

ITEM 9.   Date of Report

          May 4, 2004.

          BREAKWATER RESOURCES LTD.

          "E. Ann Wilkinson" (signed)

          --------------------------------------------
          E. Ann Wilkinson
          Corporate Secretary



                                       2.

[LOGO] b
--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 2000
TORONTO, ONT., M5J 2N7
                                                        Tel: (416) 363-4798
                                                        Fax: (416) 363-1315
--------------------------------------------------------------------------------
MEDIA RELEASE

FOR IMMEDIATE RELEASE                           TORONTO STOCK EXCHANGE: BWR

      BREAKWATER REPORTS FIRST QUARTER 2004 FINANCIAL AND OPERATING RESULTS

April 30, 2004...In the first quarter of 2004, Breakwater earned $2.2 million on gross sales revenue of $60.2 million compared with a loss of $1.5 million on gross sales revenue of $52.9 million for the same period of 2003. Cash provided from operating activities (before changes in non-cash working capital items) was $9.7 million in the first quarter of 2004 compared with $0.8 million in 2003.

OVERVIEW

The continued improvement in base and precious metal prices contributed to the Company's significantly better Net Earnings in the first quarter of 2004 of $2.2 million compared with a Net Loss $1.5 million in the first quarter of 2003, even though total tonnes of concentrate sold were slightly lower and the stronger Canadian dollar reduced realized Canadian dollar metal prices.

The Company realized an average zinc price of US$1,058 per tonne in the first quarter of 2004 compared with average prices of US$785, US$768, US$810 and US$859 in the first, second, third and fourth quarters of 2003 respectively.

The total cash costs per pound of payable zinc were US$0.34 for the first quarter and the average realized price of zinc was US$0.48 per pound (See Non-GAAP Reconciliation).

Total zinc metal production for the quarter was 38,641 tonnes of zinc contained in concentrate and was in line with Breakwater's production forecast. Total lead, copper and silver production for the quarter were on or better than forecast. Gold production was lower than planned due to stockpiling at El Toqui of the high-grade, gold-bearing ore that will be campaign (batch) milled during the second quarter of the year in order to ensure maximum recovery.

Exploration activities continued at all mine sites during the quarter with particularly good results at El Toqui. As a follow-up to previous exploration activities in the Toqui District, a twelve-hole, 1,516-metre drill program was completed during the quarter in the south of the Concordia area that lies approximately three kilometres northwest of the Toqui mine.

Seven of the twelve holes drilled in the quarter encountered base and precious metal mineralization, with a grouping of four holes averaging 15.67 percent zinc, 5.72 percent lead, 156 grams of silver per tonne and 0.45 percent copper over an average true thickness of 8.3 metres.

The Concordia area remains open in a north south direction and mineralization encountered to date suggests the potential for multiple mineralized zones in the target area. This is part of a larger, unexplored area of the property, and further drilling is underway.

In addition, a five-hole, 1,707 metre diamond drill program was initiated in the Aserradero area during January to test the continuation of the structural trend of the gold/zinc deposit to the southeast, beyond the known mineral resource and reserve area. All of the drill holes intercepted a strongly mineralized manto with a true thickness between 4.9 and 7.7 metres. The average true thickness was
6.5 meters at an average grade of 5.4 percent zinc and 8.8 grams per tonne of gold.

The drill program was successful in extending the zone for a distance of 170 metres to the southeast and, to date, the deposit remains open to the south, northeast and southeast. The data from this drill program will be incorporated into the current mine plan to update the mineral resources for this area. A new drill program is currently being planned.

On January 28, 2004, the Company completed the sale of 57,142,858 units for net proceeds of $37.0 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. $16.0 million was used to fully repay the Non-Revolving Facility, $16.4 million will be used for the Langlois development and the balance is to be used for working capital and general corporate purposes.

On February 16, 2004, the Company signed a letter of intent with Boliden AB to purchase all the outstanding shares of Boliden Westmin (Canada) Limited ("BWCL"). BWCL is the owner of the Myra Falls mine in British Columbia. Subject to final due diligence, the acquisition is expected to close in June 2004.

OUTLOOK

The past two quarters (Q4-03 and Q1-04) have seen stronger commodity prices and despite the impact of the weakening US dollar, this has improved the Company's financial performance. These stronger commodity prices, coupled with the injection of new equity allowed the Company to retire all of its bank debt, increase its working capital and have stimulated a renewed opportunity for growth. While management looks to internal opportunities, such as the re-opening of the Langlois mine and the expansion of El Toqui mine, external opportunities are also being explored. The Company continues with its due diligence for the acquisition of the Boliden Westmin (Canada) Ltd. with its Myra Falls multi-metal producing mine, and has begun a more aggressive exploration program in the mineral-rich El Toqui District. Breakwater is also evaluating alternative uses for the Bougrine infrastructure in Tunisia. As well, on an ongoing basis, other opportunities are being explored to increase the Company's reserve and resource base and production profile in the base metal sector.

Production of zinc metal contained in concentrate was 3 percent under forecast while lead metal in concentrate was 4 percent above forecast and copper was essentially on target. Contained silver production was 23 percent better than forecast while gold production contained was 26 percent under forecast. Gold production should be on forecast by year-end as production from the Aserradero zone is increased and stockpiled ore from the Aserradero zone is milled.

STATEMENT OF OPERATIONS REVIEW - FIRST QUARTERS 2004 AND 2003

       GROSS SALES REVENUE

Gross Sales Revenue increased by $7.3 million to $60.2 million in the quarter ended March 31, 2004, from $52.9 million in the same period in 2003. The improvement in the US dollar price of all metals contributed to this increase, though the stronger Canadian dollar and slightly lower sales volumes offset the total Canadian dollar amount realized. The average Canadian/US dollar exchange rate realized was 1.3167 for the first quarter of 2004 compared with 1.5117 for the same period in 2003. Total tonnes of concentrates sold decreased by 4 percent from 89,653 tonnes to 86,030 tonnes. Though the number of zinc concentrate tonnes sold was higher at 77,948 tonnes versus 72,383 tonnes, copper and lead concentrate tonnes were lower (see table below for actual metal sold). Lower mine production levels and the timing of shipments contributed to fewer tonnes being sold.

-----------------------------------------------------------------------------------------------
SALES BY METAL IN CONCENTRATE                      FIRST QUARTER                 FIRST QUARTER
                                                        2004                          2003
-----------------------------------------------------------------------------------------------
Zinc - tonnes                                         35,518                        32,645
-----------------------------------------------------------------------------------------------
Lead - tonnes                                          2,619                         4,141
-----------------------------------------------------------------------------------------------
Copper - tonnes                                          579                         1,406
-----------------------------------------------------------------------------------------------
Gold - ounces                                          7,249                         9,020
-----------------------------------------------------------------------------------------------
Silver - ounces                                      331,978                       447,456
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
GROSS SALES REVENUE BY METAL ($ millions)          FIRST QUARTER                 FIRST QUARTER
                                                        2004                          2003
-----------------------------------------------------------------------------------------------
Zinc (US$)                                              37.6                          25.6
-----------------------------------------------------------------------------------------------
Lead (US$)                                               2.3                           1.9
-----------------------------------------------------------------------------------------------
Copper (US$)                                             1.5                           2.3
-----------------------------------------------------------------------------------------------
Gold (US$)                                               3.0                           3.1
-----------------------------------------------------------------------------------------------
Silver (US$)                                             1.7                           2.1
-----------------------------------------------------------------------------------------------
Hedge settlements & mark-to-market adjustments         (0.4)                             -
-----------------------------------------------------------------------------------------------
  TOTAL GROSS SALES REVENUE (US$)                       45.7                          35.0
-----------------------------------------------------------------------------------------------
Realized exchange rate                                1.3172                        1.5117
-----------------------------------------------------------------------------------------------
  TOTAL GROSS SALES REVENUE (C$)                        60.2                          52.9
-----------------------------------------------------------------------------------------------

The Company periodically hedges against fluctuations in metal prices with the use of financial instruments (forward sales and options). Outstanding positions are marked to market at the end of each period. No metal hedging was in place in the first quarter of 2003. At the end of March 31, 2004, the following positions were outstanding:

--------------------------------------------------------------------------------
METAL        TYPE       STRIKE PRICE    QUANTITY - OUNCES       STRIKE DATES
--------------------------------------------------------------------------------
Silver      Forward        $7.70             400,000         May - December 2004
--------------------------------------------------------------------------------
Silver       Call          $5.50             180,000          April - June 2004
--------------------------------------------------------------------------------
Gold         Call          $395                700                April 2004
--------------------------------------------------------------------------------

       NET REVENUE

For the first quarter of 2004, Net revenue (the value of concentrates sold after deducting treatment charges, freight and marketing costs) increased by 29 percent to $39.3 million in 2004 from $30.5 million in the same period in 2003. Treatment charges, (the amount paid to smelters for refining concentrates to produce metal) shipping and marketing costs decreased by 7 percent to $20.8 million in 2004 from $22.4 million in 2003. Treatment charges, shipping and marketing expenses were lower on average in the first quarter of 2004 at $242 per tonne of concentrate sold compared with $250 per tonne in 2003. The stronger Canadian dollar more than offset treatment charge escalators triggered by higher metal prices.

       DIRECT OPERATING COSTS

For the first quarter of 2004, Direct operating costs were $26.8 million compared with $26.2 million in 2003. The slightly higher direct operating costs in 2004 arose despite lower quantities sold due to higher unit production costs. The average cost per tonne of concentrate sold increased to $311 compared with $292 in 2003. The main reason for this increase was lower mine production for the quarter, particularly at Bougrine.

--------------------------------------------------------------------------------
DIRECT OPERATING COSTS ($ millions)        FIRST QUARTER        FIRST QUARTER
                                               2004                 2003
--------------------------------------------------------------------------------
Bouchard-Hebert                                11.1                 10.0
--------------------------------------------------------------------------------
Nanisivik                                         -                  2.7
--------------------------------------------------------------------------------
Bougrine                                        6.2                  2.5
--------------------------------------------------------------------------------
El Mochito                                      6.9                  7.3
--------------------------------------------------------------------------------
El Toqui                                        2.6                  3.7
--------------------------------------------------------------------------------
Total                                          26.8                 26.2
--------------------------------------------------------------------------------

       OTHER EXPENSES (INCOME)

Other Expenses (Income) were an expense of $2.5 million in the first quarter of 2004 compared with income of $3.0 million for the same period in 2003. General and administrative expenses increased by $0.6 million due to the Company's adoption of the Canadian Institute of Chartered Accountants ("CICA") Handbook
Section 3870 - "Stock Based Compensation", and higher compensation and general office costs. Interest and financing expenses decreased by $0.6 million due to the significant reduction of debt between the comparable periods. The Foreign exchange loss (gain) on US dollar denominated debt was a loss in 2004 of $0.4 million compared with a gain of $5.0 million in 2003. This was due to the weakening of the Canadian dollar in 2004 from the beginning of the year to the time debt was repaid in late January, compared with a strengthening in 2003.

--------------------------------------------------------------------------------
OTHER EXPENSES (INCOME) ($ millions)       FIRST QUARTER        FIRST QUARTER
                                               2004                 2003
--------------------------------------------------------------------------------
General and administrative                      2.0                  1.4
--------------------------------------------------------------------------------
Interest and financing                          0.1                  0.7
--------------------------------------------------------------------------------
Investment and other income                       -                 (0.1)
--------------------------------------------------------------------------------
Foreign exchange loss (gain) on US
  dollar denominated debt                       0.4                 (5.0)
--------------------------------------------------------------------------------
TOTAL OTHER EXPENSES (INCOME)                   2.5                 (3.0)
--------------------------------------------------------------------------------
Other non-producing property costs              1.3                  0.6
--------------------------------------------------------------------------------
Income and mining taxes                         0.4                    -
--------------------------------------------------------------------------------
TOTAL EXPENSE (INCOME)                          4.2                 (2.4)
--------------------------------------------------------------------------------

       OTHER NON-PRODUCING PROPERTY COSTS

Other non-producing properties costs, which include care and maintenance costs for the Caribou, Langlois and Nanisivik properties and exploration costs were $1.3 million in the first quarter of 2004 compared with $0.6 million in 2003. The increase is due to having to incur an additional year of carrying costs for the Nanisivik property because of the delay in being able to commence reclamation.

CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING CAPITAL ITEMS)

Cash Provided from Operating Activities (before changes in non-cash working capital items) was $9.7 million in the first quarter 2004 compared with $0.8 million in 2003.

--------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES,        FIRST QUARTER     FIRST QUARTER
before changes in non-cash working capital           2004              2003
items ($ millions)
--------------------------------------------------------------------------------
INCOME (LOSS) FROM MINING ACTIVITIES                  6.4              (3.8)
--------------------------------------------------------------------------------
Other income (expenses)                              (2.5)              3.0
--------------------------------------------------------------------------------
Other non-producing property income costs            (1.3)             (0.6)
--------------------------------------------------------------------------------
Income and mining taxes                              (0.4)             (0.1)
--------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                   2.2              (1.5)
--------------------------------------------------------------------------------
Reclamation expenditures                             (0.3)             (0.8)
--------------------------------------------------------------------------------
Non-cash expenses                                     7.8               3.1
--------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES
(BEFORE CHANGES IN NON-CASH WORKING CAPITAL
  ITEMS)                                              9.7               0.8
--------------------------------------------------------------------------------

LIQUIDITY AND FINANCIAL POSITION REVIEW

       WORKING CAPITAL

Cash and cash equivalents were $27.3 million at March 31, 2004 compared with $6.4 million at December 31, 2003. Working capital was $64.5 million compared with $36.8 million at the end of 2003. These improvements are directly related to the completion of the Common Share issue in January 2004 and funds generated from operating activities.

       DEBT

Total borrowings at March 31, 2004, were $2.0 million, down from $25.8 million at the end of 2003. During the quarter the Non-Revolving Facility (US$12.1 million) and Revolver (US$5.0 million) were fully repaid (the Revolver remains available to be drawn against up to US$ 25.0 million). As well, $1.0 million owed to Dundee Securities Corporation and $0.7 million in the form of a prepayment for zinc concentrates, were repaid.

       RECLAMATION AND CLOSURE COSTS

At March 31, 2004, the total Reclamation and Closure Cost Accrual was $35.2 million. $30.9 million of this amount was the estimated fair value of the Company's obligation for asset retirement at its mine sites as per the CICA Handbook Section - 3110 "Asset Retirement Obligations", which was adopted January 1, 2004 (See "Changes in Accounting Policies"). The balance of $4.2 million reflects the accrued severance liabilities at the various mine sites.

       EQUITY

At the end of March 2004, the Company had issued and outstanding Common Shares of 344.4 million compared with 285.8 million at the end of December 2003. This increase resulted from the share issue in January (57.1 million), with the balance (1.5 million) from the exercise of options and warrants.

Shareholders' equity at March 31, 2004, was $137.1 million compared with $96.2 million at December 31, 2003, reflecting Net Earnings of $2.2 million for the first quarter of 2004, proceeds from equity issued of $37.4 million, a reduction in the Cumulative translation adjustment of $1.2 million and an increase in the Contributed surplus of 0.1 million.

       CAPITAL EXPENDITURES

Total capital expenditures in the quarter were $5.0 million. The majority of these funds were used for sustaining capital of $3.6 million, $1.0 million for exploration mainly at El Toqui and Bouchard-Hebert, and $0.4 million for new tailings dam work at El Mochito.

       FINANCIAL CAPABILITY

With its existing working capital and credit availability, the Company is well positioned to carry out its operating, capital and acquisition program as presently contemplated.

OPERATING REVIEW

The following table summarizes financial results for each of the Company(1)s operating mines.

------------------------------------------------------------------------------------------------
OPERATING REVIEW                       Contribution (Loss)
FOR THE THREE                              From Mining                              Capital
MONTHS ENDED           Gross Revenue      Activities(1)      Non-cash Costs(2)    Expenditures
MARCH 31
------------------------------------------------------------------------------------------------
($ millions)           2004     2003      2004      2003       2004      2003     2004     2003
------------------------------------------------------------------------------------------------
Bouchard-Hebert        29.0     19.9       6.6         -        2.1       3.0      0.4        -
------------------------------------------------------------------------------------------------
Bougrine               11.1      5.0      (1.1)     (1.9)       1.9       2.1      0.1      0.4
------------------------------------------------------------------------------------------------
El Mochito             15.2     14.9       2.1      (0.4)       1.0       1.3      0.9      0.2
------------------------------------------------------------------------------------------------
El Toqui                5.6      4.7      (0.1)     (0.1)       0.8       0.7      2.8      1.5
------------------------------------------------------------------------------------------------
Nanisivik                 -      8.4      (0.2)     (1.2)       0.2       0.8        -        -
------------------------------------------------------------------------------------------------
Langlois                  -        -         -         -          -         -      0.4      0.5
------------------------------------------------------------------------------------------------
Unallocated        (3) (0.7)       -      (0.9)     (0.2)       0.2       0.2      0.4      0.7
------------------------------------------------------------------------------------------------
Total                  60.2     52.9       6.4      (3.8)       6.2       8.1      5.0      3.3
------------------------------------------------------------------------------------------------

1)     After non-cash costs.
2)     Depreciation, depletion and reclamation costs.
3)     Hedge settlements and mark-to-market of outstanding hedge positions.

       NON-GAAP RECONCILIATION

------------------------------------------------------------------------------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COSTS PER POUND OF PAYABLE
ZINC TO CONSOLIDATED FINANCIAL STATEMENTS                               ------------------------------------
                                                                          FIRST QUARTER      FIRST QUARTER
                                                                               2004               2003
------------------------------------------------------------------------------------------------------------
By-Product Credit ($ millions)
------------------------------------------------------------------------------------------------------------
  Gross sales revenue per financial statements                                 60.2               52.9
------------------------------------------------------------------------------------------------------------
  Less zinc sales revenue                                                     (45.6)             (42.1)
------------------------------------------------------------------------------------------------------------
  Inventory adjustment                                                         (0.3)               0.7
------------------------------------------------------------------------====================================
                                                                               14.3               11.5
------------------------------------------------------------------------====================================

------------------------------------------------------------------------------------------------------------
Treatments Charges ($ millions)
------------------------------------------------------------------------------------------------------------
  Per financial statements                                                     20.8               22.4
------------------------------------------------------------------------------------------------------------
  Inventory adjustment                                                          1.5               (0.9)
------------------------------------------------------------------------====================================
                                                                               22.3               21.5
------------------------------------------------------------------------====================================

------------------------------------------------------------------------------------------------------------
Direct operating costs ($ millions)
------------------------------------------------------------------------------------------------------------
  Per financial statements                                                     26.8               26.2
------------------------------------------------------------------------------------------------------------
  Inventory adjustment                                                         (2.1)               1.4
------------------------------------------------------------------------====================================
                                                                               24.7               27.6
------------------------------------------------------------------------====================================
Total Cash Costs - Canadian ($ millions)                                       32.7               37.6
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
  Exchange rate C$/US$                                                       1.3167             1.5097
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Total Cash Costs - US ($ millions)                                             24.8               24.9
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Zinc pounds produced (millions)                                                72.2               80.1
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Total Cash Costs per pound of payable zinc (US$)                               0.34               0.31
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
RECONCILIATION OF MINESITE OPERATING CASH COSTS PER TONNE MILLED TO
CONSOLIDATED FINANCIAL STATEMENTS                                       ------------------------------------
                                                                          FIRST QUARTER      FIRST QUARTER
                                                                               2004               2003
------------------------------------------------------------------------------------------------------------
Direct operating costs ($ millions)
------------------------------------------------------------------------------------------------------------
  Per financial statements                                                     26.8               26.2
------------------------------------------------------------------------------------------------------------
  Inventory adjustment                                                         (2.1)               1.4
------------------------------------------------------------------------====================================
Minesite Operating Cash Costs - Canadian ($ millions)                          24.7               27.6
------------------------------------------------------------------------====================================

------------------------------------------------------------------------------------------------------------
  Exchange rate C$/US$                                                       1.3167             1.5097
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Minesite Operating Cash Costs - US ($ millions)                                18.7               18.3
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
  Tonnes milled                                                             609,160            655,616
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
Minesite Operating Cash Costs Per tonne milled (US$)                          30.77              27.84
------------------------------------------------------------------------------------------------------------

Total Cash Cost per Pound of Payable Zinc and Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of operating expenses as determined under generally accepted accounting principles. These measures intend to provide investors with information about the cash generating capabilities of the Company's mining operations. The Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

       PRODUCTION STATISTICS

Production of zinc in concentrate in the first quarter ended March 31, 2004 totaled 85.4 million pounds compared with 95.0 million pounds in the first quarter of 2003. The reduced zinc production during the quarter reflects less mill production at Bougrine and El Mochito, and lower head grades at El Mochito and El Toqui.

-------------------------------------------------------------------------------------------------
 ZINC PRODUCTION (million pounds of zinc contained in concentrate)          FIRST QUARTER
                                                                    -----------------------------
                                                                         2004           2003
------------------------------------------------------------------- -------------- --------------
 Bouchard-Hebert                                                         31.5           29.8
------------------------------------------------------------------- -------------- --------------
 Bougrine                                                                15.0           21.3
------------------------------------------------------------------- -------------- --------------
 El Mochito                                                              22.7           25.2
------------------------------------------------------------------- -------------- --------------
 El Toqui                                                                16.2           18.7
------------------------------------------------------------------- -------------- --------------
 Total zinc production                                                   85.4           95.0
------------------------------------------------------------------- -------------- --------------

-------------------------------------------------------------------------------------------------
 PRODUCTION STATISTIC - ALL MINES                                           FIRST QUARTER
                                                                    -----------------------------
                                                                        2004             2003
------------------------------------------------------------------- -------------- --------------
 Ore Milled (tonnes)                                                  609,160          655,617
------------------------------------------------------------------- -------------- --------------
   Zinc (%)                                                               7.2              7.4
------------------------------------------------------------------- -------------- --------------
 Concentrate Production
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                       72,450           80,943
------------------------------------------------------------------- -------------- --------------
   Copper (tonnes)                                                      6,127            8,443
------------------------------------------------------------------- -------------- --------------
   Lead (tonnes)                                                        5,139            5,885
------------------------------------------------------------------- -------------- --------------
   Gold (tonnes)                                                          874              848
------------------------------------------------------------------- -------------- --------------
 Metal in Concentrates
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                       38,641           43,125
------------------------------------------------------------------- -------------- --------------
   Copper (tonnes)                                                        921              1,328
------------------------------------------------------------------- -------------- --------------
   Lead (tonnes)                                                        3,468            3,935
------------------------------------------------------------------- -------------- --------------
   Silver (ounces)                                                    564,863          588,602
------------------------------------------------------------------- -------------- --------------
   Gold (ounces)                                                        6,363            7,252
------------------------------------------------------------------- -------------- --------------
 Minesite Operating Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per tonne milled (US$) (See Non-GAAP Reconciliation above)           30.77            27.84
------------------------------------------------------------------- -------------- --------------
 Total Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per pound payable zinc (US$) (See Non-GAAP Reconciliation above)      0.34             0.31
------------------------------------------------------------------- -------------- --------------

     BOUCHARD-HEBERT MINE

Despite a 5 percent reduction in the tonnes milled, zinc metal in concentrate increased by 6 percent in the first quarter of 2004 over the same period in 2003 due to a higher zinc head grade, improved zinc recovery and an improved zinc concentrate grade. Copper recovery and concentrate grade were lower in the first quarter of 2004 over the same period in 2003, resulting in a 27 percent reduction of copper in concentrate. This reduction was due to a decrease in the copper head grade as mining is currently in the upper portions of the deposit where copper grades are lower.

-------------------------------------------------------------------------------------------------
PRODUCTION STATISTICS                                                        FIRST QUARTER
                                                                    -----------------------------
                                                                         2004           2003
------------------------------------------------------------------- -------------- --------------
 Ore Milled (tonnes)                                                   256,816         271,059
------------------------------------------------------------------- -------------- --------------
   Zinc (%)                                                                6.2             5.6
------------------------------------------------------------------- -------------- --------------
   Copper (%)                                                              0.4             0.6
------------------------------------------------------------------- -------------- --------------
   Silver (grams/tonne)                                                     27              42
------------------------------------------------------------------- -------------- --------------
   Gold (grams/tonne)                                                      1.0             1.3
------------------------------------------------------------------- -------------- --------------
 Concentrate Production
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                        25,877          24,768
------------------------------------------------------------------- -------------- --------------
   Recovery (%)                                                           90.4            88.9
------------------------------------------------------------------- -------------- --------------
   Grade (%)                                                              55.3            54.6
------------------------------------------------------------------- -------------- --------------

------------------------------------------------------------------------------------------------
PRODUCTION STATISTICS                                                       FIRST QUARTER
                                                                    -------------- -------------
                                                                         2004           2003
------------------------------------------------------------------- -------------- --------------
   Copper (tonnes)                                                       6,127          8,443
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                         82.3           84.5
------------------------------------------------------------------- -------------- --------------
     Grade (%)                                                            15.0           15.7
------------------------------------------------------------------- -------------- --------------
 Metal in Concentrates
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                        14,300         13,518
------------------------------------------------------------------- -------------- --------------
   Copper (tonnes)                                                         921          1,328
------------------------------------------------------------------- -------------- --------------
   Silver (ounces)                                                      72,387        132,649
------------------------------------------------------------------- -------------- --------------
   Gold (ounces)                                                         4,529          6,664
------------------------------------------------------------------- -------------- --------------
 Minesite Operating Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per tonne milled (C$)                                                 33.94          36.73
------------------------------------------------------------------- -------------- --------------
 Total Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per pound of payable zinc (US$)                                        0.29           0.29
------------------------------------------------------------------- -------------- --------------

     BOUCHARD-HEBERT MINE OUTLOOK

Closure of the mine is still expected near the end of the first quarter of 2005, with preliminary reclamation work planned to begin in the fourth quarter of 2004.

The Company continues its diamond drilling program on two known anomalies in close proximity to the mine, and will carry out geophysics and other exploration activities in the area of the mine throughout the remainder of the year. If successful, this could extend the life of the mine, but it will not prevent a temporary closure due to the time requirements to develop a zone, if found.

     BOUGRINE MINE

Production of zinc in concentrate decreased by 29 percent in the first quarter of 2004 compared with the first quarter of 2003 due to the rescheduling in August 2003 of the milling operations to five days per week. As well, a further reduction in tonnes milled was brought about by a nine-day interruption of mining to stabilize a caved area between 277 and 316 levels. A major back-filling program was undertaken during the quarter to support and stabilize the area on the 316 level and control the oxidization process that was producing gas. Operations are now back to normal.

-------------------------------------------------------------------------------------------------
 PRODUCTION STATISTICS                                                      FIRST QUARTER
                                                                    -------------- --------------
                                                                          2004          2003
------------------------------------------------------------------- -------------- --------------
 Ore Milled (tonnes)                                                     78,353        108,901
------------------------------------------------------------------- -------------- --------------
   Zinc (%)                                                                10.8           10.9
------------------------------------------------------------------- -------------- --------------
   Lead (%)                                                                 1.7            1.6
------------------------------------------------------------------- -------------- --------------
 Concentrate Production
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                         12,642         17,729
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                          80.3           81.9
------------------------------------------------------------------- -------------- --------------
     Grade (%)                                                             53.9           54.6
------------------------------------------------------------------- -------------- --------------
   Lead (tonnes)                                                          1,597          1,874
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                          77.2           74.2
------------------------------------------------------------------- -------------- --------------
     Grade (%)                                                             63.4           66.7
------------------------------------------------------------------- -------------- --------------
 Metal in Concentrates
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                          6,699          9,676
------------------------------------------------------------------- -------------- --------------
   Lead (tonnes)                                                          1,079          1,250
------------------------------------------------------------------- -------------- --------------
 Minesite Operating Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per tonne milled (US$)                                                 45.36          34.56
------------------------------------------------------------------- -------------- --------------
 Total Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per pound payable zinc (US$)                                            0.42           0.32
------------------------------------------------------------------- -------------- --------------

     BOUGRINE MINE OUTLOOK

Due to the interruptions in mining experienced during the second quarter of 2004, the tonnes to be processed for the year are now estimated to be 364,700 compared with the original estimate for 2004 of 375,800 tonnes, or a 3 percent reduction. The zinc metal contained in concentrate will drop accordingly.

The Bougrine mine is expected to cease operation during the first half of 2005. Management undertook, in late 2003, to examine alternative uses for the Bougrine mill and infrastructure. A study was initiated to determine the technical merit of converting the facility to a clinker grinding and last-stage cement producing plant. As well, a marketing study was undertaken. Both reports are expected to be received during the second quarter. Preliminary observations indicate that the project is viable. A feasibility study is expected to commence during the second quarter.

     EL MOCHITO MINE

Production of zinc metal in concentrate at El Mochito decreased by 11 percent in the first quarter of 2004 compared to the same period in 2003. This was due to lower ore production and grades. The lead metal in concentrate production decreased by 12 percent in the first quarter of 2004 over the same period in 2003 due to lower ore production, decreased head grade and recovery. Silver production increased quarter over quarter due to improved grades.

Total cash costs remained the same at US$0.29 per pound of payable zinc. The mine produced less metal quarter over quarter because fewer tonnes were mined in Q1-04 due to the stoping cycle and lower grade ore being mined in the lower manto zones. Mine development headings have reached the Northeast Salva Vida and the new Barbasco Zone where higher grade ore is available for mining.

Underground diamond drilling continued to outline ore to the northwest on the Salva Vida Trend.

-------------------------------------------------------------------------------------------------
 PRODUCTION STATISTICS                                                     FIRST QUARTER
                                                                    -------------- --------------
                                                                         2004          2003
------------------------------------------------------------------- -------------- --------------
 Ore Milled (tonnes)                                                    160,910        166,494
------------------------------------------------------------------- -------------- --------------
   Zinc (%)                                                                 7.0            7.5
------------------------------------------------------------------- -------------- --------------
   Lead (%)                                                                 1.8            1.9
------------------------------------------------------------------- -------------- --------------
   Silver (grams/tonne)                                                      93             84
------------------------------------------------------------------- -------------- --------------
 Concentrate Production
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                         19,515         21,924
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                          91.7           91.9
------------------------------------------------------------------- -------------- --------------
     Grade (%)                                                             52.8           52.1
------------------------------------------------------------------- -------------- --------------
   Lead (tonnes)                                                          3,542          4,011
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                          82.2           83.4
------------------------------------------------------------------- -------------- --------------
     Grade (%)                                                             67.5           66.9
------------------------------------------------------------------- -------------- --------------
 Metal in Concentrates
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                         10,302         11,422
------------------------------------------------------------------- -------------- --------------
   Lead (tonnes)                                                          2,389          2,685
------------------------------------------------------------------- -------------- --------------
   Silver (ounces)                                                      431,289        398,785
------------------------------------------------------------------- -------------- --------------
 Minesite Operating Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per tonne milled (US$)                                                 31.90          29.70
------------------------------------------------------------------- -------------- --------------
 Total Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per pound payable zinc (US$)                                            0.29           0.29
------------------------------------------------------------------- -------------- --------------

     EL MOCHITO MINE OUTLOOK

The Company has accelerated its development and exploration programs in various sectors of the mine on targets with the most promise to increase reserves and resources. Results are expected in the second quarter.

     EL TOQUI MINE

The milled tonnage at El Toqui increased over the first quarter of 2003 due to the improved operating efficiencies in the new crushing plant, which aided in the delivery of crushed material to the grinding plant. Zinc head grades in the first quarter of 2004 were lower than in the same period in 2003 resulting in a 14 percent decrease in zinc metal production. Gold head grades were higher in the first quarter of 2004 than in the same period in 2003 resulting in an increase in gold production, a reflection of the contribution of mining in the higher grade Aserradero area.

Principal to the increased unit costs quarter over quarter were the fewer pounds of payable zinc and increased site operating costs due to the strengthening Chilean Peso against the US dollar and increasing fuel costs. These two items accounted for approximately three-quarters of the 11% increase in operating costs.

The new Aserradero Zone was reached during the quarter and processing of this higher-grade gold ore will be conducted in the second quarter.

Exploration work for the quarter focused on surface and underground diamond drilling. The surface program targeted on the Aserradero and Concordia areas, the results of which have already been noted earlier.

-------------------------------------------------------------------------------------------------
 PRODUCTION STATISTICS                                                     FIRST QUARTER
                                                                    -------------- --------------
                                                                         2004           2003
------------------------------------------------------------------- -------------- --------------
 Ore Milled (tonnes)                                                    113,081       109,163
------------------------------------------------------------------- -------------- --------------
   Zinc (%)                                                                 7.0           8.4
------------------------------------------------------------------- -------------- --------------
   Gold (grams/tonne)                                                       0.8           0.3
------------------------------------------------------------------- -------------- --------------
 Concentrate Production
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                         14,416        16,522
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                          93.1          92.3
------------------------------------------------------------------- -------------- --------------
     Grade (%)                                                             51.0          51.5
------------------------------------------------------------------- -------------- --------------
   Gold (tonnes)                                                            874           848
------------------------------------------------------------------- -------------- --------------
     Recovery (%)                                                          28.3          34.1
------------------------------------------------------------------- -------------- --------------
     Grade (grams/tonne)                                                   29.7          13.1
------------------------------------------------------------------- -------------- --------------
 Metal in Concentrates
------------------------------------------------------------------- -------------- --------------
   Zinc (tonnes)                                                          7,341         8,509
------------------------------------------------------------------- -------------- --------------
   Gold (ounces)                                                          1,834           588
------------------------------------------------------------------- -------------- --------------
   Silver (ounces)                                                       61,188        57,158
------------------------------------------------------------------- -------------- --------------
 Minesite Operating Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per tonne milled (US$)                                                 30.42         27.41
------------------------------------------------------------------- -------------- --------------
 Total Cash Costs
------------------------------------------------------------------- -------------- --------------
   Per pound payable zinc (US$)                                            0.42          0.36
------------------------------------------------------------------- -------------- --------------

       EL TOQUI MINE OUTLOOK

With the installation of the new primary crusher in 2003, the focus of increasing the milling capacity was placed on the grinding, dewatering and tailings disposal systems. The civil and mechanical aspects of the expansion are expected to be completed by the second quarter of 2004 with production ramp up to take place in the third quarter. The capacity increase planned for is a 25 percent mill throughput increase.

       LANGLOIS

During the quarter, an internal review of SRK's study to re-open the Langlois mine was initiated. The main focus of the study was material handling, detailed mine planning of Zone 97, redesigning the paste-fill distribution system, updating the power distribution system for the mine, equipment repair and stope design for Zones 3 and 4. As well, economic reviews of various mining methods were conducted.

       NANISIVIK MINE

In compliance with the Water License issued by the Nunavut Water Board (NWB) in October 2002, the Company revised its estimate of the costs associated with the closure of the Nanisivik Mine. That revision saw the estimate increase from approximately $9.2 million to $9.9 million. The majority of the increase is attributable to increased volume of material required to cover the tailing ponds.

Discussions with DIAND regarding the financial security attached to the Water License are ongoing, as is the Request for Judicial Review of the previous DIAND Minister's decision not to meet with Company officials. The Federal Court has assigned a court date of June 22, 2004 to deal with this matter, although the Company has sent a letter to the new DIAND Minister suggesting a compromise.

In final consideration of the closure and reclamation plan submitted by the Company, the NWB has scheduled a series of meetings. They will culminate with a public hearing held in Arctic Bay from May 31st to June 4, 2004. Based on ongoing discussions with the regulators and their various experts and consultants, it is not anticipated that significant technical opposition to the closure and reclamation plan will be experienced.

As part of the reclamation project, Wolfden Resources Inc. plans to have a crew on site during the summer season of 2004 to commence the dismantling of the industrial complex, consistent with the signed agreement between the parties.

       CARIBOU MINE

The Caribou mine remained on care and maintenance throughout the first quarter of 2004. However, during the quarter an agreement was entered into with BIOTEQ Environmental Technologies Inc. of Vancouver, BC for mine dewatering, water collection and water treatment services at Caribou and Restigouche, as well as general site management. The agreement with BIOTEQ is for a period of six years and replaces various agreements that have previously been in place between the parties. The agreement is conditional upon a three-month transition period that is currently underway, following which a definitive operating agreement will be finalized.

       CARIBOU MINE OUTLOOK

Based on the most recent zinc and lead prices, the Company has reviewed the Caribou Re-Opening Plan completed in 2000. Taking current prices and exchange rates into consideration, the Company is currently evaluating the value of the property either as a stand-alone producer of base metals, or as satellite feed source for another producer. No conclusions have yet been reached with respect to this property.

SUMMARY OF QUARTERLY RESULTS

--------------------------- ---------------------------- --------------------------------------- ----------
QUARTERLY RESULTS                       2002                               2003                     2004
                            ---------------------------- --------------------------------------- ----------
                                Q2       Q3        Q4        Q1       Q2       Q3        Q4         Q1
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
Gross Sales Revenue            60.9     74.2     104.2      52.9      61.7     41.6      51.4       60.2
($ millions)
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
Net Earning (Loss)              1.2    (17.7)     (2.7)     (1.4)      9.2     (5.7)     (1.4)       2.2
($ millions)
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
   Per share basic            $0.01   ($0.09)   ($0.01)    $0.00     $0.05   ($0.02)    $0.00      $0.01
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
   Per share diluted          $0.01      N/A       N/A     $0.00     $0.05      N/A     $0.00      $0.01
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
YTD to the end of the        1.5741   1.5704    1.5701    1.5097    1.4537   1.4290    1.4004     1.3167
Quarter (C$/US$)
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
Average realized zinc           813      752       775       785       768      810       859      1,058
price (US$/t)
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
Average realized zinc         1,280    1,181     1,217     1,185     1,116    1,157     1,202      1,393
price (C$/t)
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------
Concentrate tonnes sold      98,069  139,425   180,448    89,653   116,366   78,626    93,519     86,030
--------------------------- -------- --------- --------- --------- -------- --------- ---------- ----------

The quantity of concentrate sold directly affects Gross sales revenue.
The sale of concentrates can vary from quarter to quarter dependent on customer agreements and the timing of shipping. The Nanisivik mine closure in September 2002 reduced the amount of concentrate available for sale in subsequent quarters. As all sales are based in US dollars, changes in US/Canadian dollar exchange rates can impact the realized Canadian dollar Gross sales revenue.

Net Earnings (Loss) in 2003 were positively impacted by the foreign exchange gain on the US dollar denominated debt as a result of the stronger Canadian dollar. As well, in the second quarter of 2003 the Company realized a one-time gain of $10.3 million on the sale of the Lapa properties in Quebec.

CHANGES IN ACCOUNTING POLICIES

As of January 1, 2004, the Company adopted the following two new Accounting Policies.

       CICA Handbook Section 3870, Stock Based Compensation; the Company will expense the estimated fair value cost of compensation options issued in each period.

CICA Handbook Section 3110, Asset Retirement Obligations; the Company is required to estimate the fair value of mine site reclamation based on the current laws and regulations. The fair value estimate is set up as an asset and a liability on the Balance Sheet, with the asset being amortized over the life of the mine. As the policy must be adopted retroactively to the point when each mine was acquired or the legal obligation arises, the depreciation related to prior periods was charged to Retained Earnings. The fair value estimate must be reviewed on a regular basis to reflect changes in laws and regulations, the estimated scope of work and estimated costs. It is important to note that in Honduras there is no legal obligation to conduct site reclamation. Accordingly, in the case of El Mochito mine, the Company is prevented, by accounting regulations, from setting up a liability representing the fair value estimate of the reclamation and closure costs the Company expects to incur upon depletion of El Mochito's reserves and resources sometime in the future.

As a result of the Company adopting these two new standards, the Company restated its previously reported financial information. See note 1 to the interim consolidated financial statements for the period ended March 31, 2004 for the effects on adoption.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

For a complete description of certain elements please refer to note 6 of the Company's 2003 annual consolidated financial statements.

-------------------------------------------------------------------- ---------------
SHARE DATA
-------------------------------------------------------------------- ---------------
Common Shares or Securities Convertible into Common Shares            April 19, 2004
-------------------------------------------------------------------- ---------------
Common Shares                                                            344,490,932
-------------------------------------------------------------------- ---------------
SHARE OPTION PLAN - OPTIONS                                               13,597,434
WEIGHTED AVERAGE EXERCISE PRICE $1.07.
-------------------------------------------------------------------- ---------------
1,000,000 warrants granted at $0.21, expire May 8, 2005.                     500,000
-------------------------------------------------------------------- ---------------
30,801,410 warrants granted at $0.20, 15,400,705 expire March 2,          30,801,410
2007 and 15,400,705 expire May 2, 2007.
-------------------------------------------------------------------- ---------------
3,000,000 warrants granted at $0.19, expire March 27, 2006.                2,000,000
-------------------------------------------------------------------- ---------------
Warrants - exercise price at $1.00, expire January 28, 2009 -             28,571,429
traded on TSX
-------------------------------------------------------------------- ---------------
FULLY DILUTED                                                            419,961,205
-------------------------------------------------------------------- ---------------
Shares to be issued to Boliden pursuant to the acquisition of             18,000,000
BWCL*
-------------------------------------------------------------------- ---------------
Warrants to be issued to Boliden pursuant to the acquisition of            5,000,000
BWCL*
-------------------------------------------------------------------- ---------------
FUTURE FULLY DILUTED                                                     442,961,205
-------------------------------------------------------------------- ---------------

*The Company has not completed its due diligence review. Accordingly, this assumes that the transaction will be completed as proposed.

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Report on Form 20-F filed with the Canadian securities regulators and the United States

Securities and Exchange Commission, a copy of which is posted on the SEDAR website at www.sedar.com.

CAUTIONARY NOTE

Certain statements included in this news release are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. Such forward-looking statements involve inherent risks and uncertainties and other factors that may cause the actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those currently anticipated are described above an din the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Report on Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.


For further information please contact:

Colin K. Benner                                       Richard R. Godfrey
President and Chief Executive Officer                 Vice President, Finance
(416) 363-4798 Ext. 269                               and Chief Financial
                                                      Officer (Acting)
                                                      (416) 363-4798 Ext. 276

E. Ann Wilkinson
Corporate Secretary and Investor Relations Officer
(416) 363-4798 Ext. 277


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at March 31, 2004 and December 31, 2003
(Expressed in thousands of Canadian dollars)

-------------------------------------------------------------------------------------------------------------
                                                                             MARCH 31,        December 31,
                                                                               2004               2003
=============================================================================================================
ASSETS                                                                      (Unaudited)   (Restated - note 1)
CURRENT ASSETS
Cash and cash equivalents                                                      $  27,265           $   6,388
Accounts receivable - concentrate                                                  7,955               7,450
Other receivables                                                                  5,685               5,650
Concentrate inventory                                                             19,948              21,828
Materials and supplies inventory                                                  23,512              23,783
Prepaid expenses and other current assets                                          4,389               1,905
Future tax assets                                                                    -                 1,190
-------------------------------------------------------------------------------------------------------------
                                                                                  88,754              68,194
RECLAMATION DEPOSITS                                                                 100                 100
MINERAL PROPERTIES AND FIXED ASSETS                                              111,682             111,299
-------------------------------------------------------------------------------------------------------------
                                                                               $ 200,536           $ 179,593
=============================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                       $  20,234           $  18,761
Provisional payments for concentrate inventory shipped and not priced              3,243               2,010
Short-term debt including current portion of long-term debt                          587              10,329
Income and mining taxes payable                                                      238                 252
-------------------------------------------------------------------------------------------------------------
                                                                                  24,302              31,352
DEFERRED ROYALTY                                                                   1,340               1,340
LONG-TERM DEBT                                                                     1,416              15,517
RECLAMATION AND CLOSURE COST ACCRUALS                                             35,161              34,253
FUTURE TAX LIABILITIES                                                             1,238                 962
-------------------------------------------------------------------------------------------------------------
                                                                                  63,457              83,424
-------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                    321,924             287,790
Warrants                                                                           3,270                 -
Contributed surplus                                                                2,120               1,991
Deficit                                                                         (188,102)           (190,291)
Cumulative translation adjustments                                                (2,133)             (3,321)
-------------------------------------------------------------------------------------------------------------
                                                                                 137,079              96,169
-------------------------------------------------------------------------------------------------------------
                                                                               $ 200,536           $ 179,593
=============================================================================================================


CONSOLIDATED STATEMENTS OF
OPERATIONS AND DEFICIT

For the Periods Ended March 31, 2004 and 2003
(Expressed in thousands of Canadian dollars except share and per share amounts)
(Unaudited)
------------------------------------------------------------------------------------------------------
                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                   2004                         2003
======================================================================================================
                                                                                  (Restated - note 1)
Gross sales revenue                                       $      60,172                $      52,910
Treatment and marketing costs                                    20,837                       22,432
------------------------------------------------------------------------------------------------------
Net revenue                                                      39,335                       30,478
------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                           26,792                       26,214
Depreciation and depletion                                        5,079                        6,504
Reclamation and closure costs                                     1,076                        1,565
------------------------------------------------------------------------------------------------------
                                                                 32,947                       34,283
------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                        6,388                       (3,805)
------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                        1,949                        1,375
Interest and financing                                              142                          703
Investment and other income                                          (7)                         (29)
Foreign exchange loss (gain) on U.S. dollar
  denominated debt                                                  431                       (5,029)
------------------------------------------------------------------------------------------------------
                                                                  2,515                       (2,980)
------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                             3,873                         (825)
------------------------------------------------------------------------------------------------------

Other non-producing property costs                                1,295                          583
Income and mining taxes                                             389                           42
------------------------------------------------------------------------------------------------------
                                                                  1,684                          625
------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                               2,189                       (1,450)
DEFICIT - BEGINNING OF PERIOD                                  (190,291)                    (190,942)
======================================================================================================
DEFICIT - END OF PERIOD                                   $    (188,102)               $    (192,392)
======================================================================================================

EARNINGS (LOSS) PER SHARE - BASIC                         $        0.01                $       (0.01)
======================================================================================================
DILUTED EARNINGS PER COMMON SHARE                         $        0.01                $         N/A
======================================================================================================
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                               343,811,000                  195,509,000
======================================================================================================


CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Periods Ended March 31, 2004 and 2003
(Expressed in thousands of Canadian dollars)
(Unaudited)
------------------------------------------------------------------------------------------------------
                                                                             THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                        2004                    2003
======================================================================================================
CASH PROVIDED FROM (USED FOR)                                                     (Restated - note 1)
OPERATING ACTIVITIES
Net earnings (loss)                                                 $  2,189                $ (1,450)
Non-cash items:
  Depreciation and depletion                                           5,079                   6,504
  Foreign exchange loss (gain) on U.S. dollar denominated debt             -                  (5,002)
  Other non-cash items                                                   141                     (63)
  Future income taxes                                                  1,466                      66
  Reclamation and closure cost accruals                                1,076                   1,565

------------------------------------------------------------------------------------------------------
                                                                       9,951                   1,620
Payment of reclamation and closure costs                                (252)                   (816)
Changes in non-cash working capital items                              2,457                   3,771
------------------------------------------------------------------------------------------------------
                                                                      12,156                   4,575
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Issue of common shares for cash                                     34,134                      54
  Issue of warrants for cash                                           3,270                       -
  Decrease in short-term debt                                         (9,760)                 (1,880)
  Decrease in long-term debt                                         (14,106)                      -
------------------------------------------------------------------------------------------------------
                                                                      13,538                  (1,826)
------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Reclamation deposits                                                     -                     (75)
  Mineral properties and fixed assets                                 (4,957)                 (3,264)
  Proceeds from sale of fixed assets                                     140                       -
------------------------------------------------------------------------------------------------------
                                                                      (4,817)                 (3,339)
------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                           20,877                    (590)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                        6,388                   6,435
------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                           $ 27,265                $  5,845
======================================================================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest                                                          $    175                $    743
  Income and mining taxes                                           $    126                $    108